Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 23, 2010, is entered into by and between Sun Healthcare Group, Inc., a Delaware corporation (“Sun”), and Sabra Health Care REIT, Inc., a Maryland corporation and a direct, wholly-owned subsidiary of Sun (“Sabra”).

RECITALS

WHEREAS, the Board of Directors of Sun has determined that it is appropriate and desirable to separate Sun and its subsidiaries into two publicly-owned companies so that (i) the assets and liabilities relating to substantially all of Sun’s owned real property are allocated to Sabra and (ii) the other assets and liabilities relating to the historical operations of Sun are allocated to SHG Services, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Sun (“New Sun”);

WHEREAS, in order to effectuate the foregoing, Sun, New Sun and Sabra will enter into a Distribution Agreement (the “Distribution Agreement”), which will provide for, among other things, subject to the conditions and upon the terms set forth therein, the transfer of certain assets and ownership interests to Sabra, the assumption by New Sun and Sabra of certain liabilities, the distribution of New Sun common stock to Sun stockholders as of a certain record date (the “Distribution”) and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, the respective Boards of Directors of Sun and Sabra have approved this Agreement and the merger of Sun with and into Sabra immediately following the Distribution (the “Merger”), with Sabra being the surviving entity (the “Surviving Company”), subject to the conditions and upon the terms contained in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, Sun, as the sole stockholder of Sabra, has approved the Merger;

WHEREAS, the Board of Directors of Sun unanimously determined to recommend to its stockholders the adoption of this Agreement; and

WHEREAS, it is intended that, for United States federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and (b) this Agreement will be, and hereby is, adopted as a plan of reorganization.

NOW THEREFORE, for valid consideration the sufficiency of which is hereby acknowledged and in consideration of the foregoing and the mutual agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. In accordance with the DGCL and the MGCL, subject to the conditions and upon the terms contained in this Agreement, at the Effective Time (as hereinafter defined), Sun shall be merged with and into Sabra, the separate corporate existence of Sun shall cease and Sabra shall continue as the Surviving Company. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 3-114 of the MGCL.

1.2 Effective Time. The Merger shall be effected by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL and the filing of articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with Section 3-107 of the MGCL. The “Effective Time” means the close of business on the later of the date upon which the Certificate of Merger is accepted for record by the Secretary of State of the State of Delaware or the Articles of Merger are accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and the MGCL as the effective time of the Merger but not to exceed thirty (30) days after the later of the Certificate of Merger is accepted for record by the Secretary of State of the State of Delaware or the Articles of Merger are accepted for record by the SDAT.

1.3 Organizational Documents of the Surviving Company.

1.3.1 From and after the Effective Time, the charter of Sabra, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the charter of the Surviving Company (the “Surviving Company Charter”) until thereafter amended as provided therein or by law.

1.3.2 From and after the Effective Time, the Bylaws of Sabra as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”) until thereafter amended as provided therein or by applicable law.

1.4 Directors. The directors of Sabra immediately prior to the Effective Time shall be the initial directors of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Charter and the Surviving Company Bylaws or as otherwise provided by law.

1.5 Officers. The officers of Sabra immediately prior to the Effective Time shall be the initial officers of the Surviving Company and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company Bylaws or as otherwise provided by law.

1.6 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Sun acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Sun, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sun or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

1.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sabra, Sun or the holder of any of the following securities:

1.7.1 Every three shares of common stock of Sun, par value $0.01 per share (“Sun Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of Sabra, par value $0.01 per share (“Sabra Common Stock”). Such shares of Sabra Common Stock shall be uncertificated and American Stock Transfer & Trust Company, LLC, as exchange agent, shall electronically issue shares of Sabra Common Stock to holders of Sun Common Stock who hold such shares at the Effective Time, or to such stockholders’ bank, broker or other nominee on such stockholders’ behalf by way of direct registration in book-entry form.

1.7.2 From and after the Effective Time, holders of certificates formerly evidencing Sun Common Stock shall cease to have any rights as stockholders of Sun, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.7 herein.

1.7.3 Notwithstanding anything herein to the contrary, no fractional shares of Sabra Common Stock shall be issued in connection with the Merger. In lieu of any fractional shares of Sabra Common Stock, each holder of Sun Common Stock who, but for the provisions of this Section 1.7.3, would be entitled to receive a fractional share of Sabra Common Stock pursuant to the Merger shall receive cash without any interest thereon. American Stock Transfer & Trust Company, LLC, as exchange agent, shall aggregate all fractional shares that would otherwise have been distributed to Sun stockholders into whole shares, sell such whole shares in the open market at prevailing market prices and distribute the net cash proceeds from these sales to those Sun stockholders who would have been entitled to receive fractional shares. This payment shall be made from these sales on a pro rata basis based on the fractional interest in a share of Sabra Common Stock that the Sun stockholder would have otherwise been entitled to receive. Such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of the Surviving Company. Sabra shall be obligated to pay any brokerage or other fees in connection with the sale of aggregated fractional shares of Sabra Common Stock.

1.8 Sun Common Stock Certificates. Each outstanding certificate that, immediately prior to the Effective Time, evidenced Sun Common Stock shall, from the Effective Time, be deemed cancelled and shall no longer represent any ownership interest.

1.9 Plan of Reorganization. Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 2

CONDITIONS OF MERGER

2.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

2.1.1 The Distribution shall have been completed;

2.1.2 Sabra’s listing application with the NASDAQ Global Select Market shall have been approved, subject to official notice of issuance;

2.1.3 No stop order shall be in effect with respect to Sabra’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, the issuance of shares of Sabra Common Stock in the Merger;

2.1.4 No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the consummation of the Merger; and

2.1.5 No litigation or proceeding challenging or seeking to restrain the Merger shall be pending or threatened.

ARTICLE 3

TERMINATION AND AMENDMENT

3.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time if the Board of Directors of Sun should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of Sun or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither Sun or Sabra nor their respective stockholders, members, directors or officers shall have any liability with respect to such termination and abandonment.

3.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL and the MGCL, be supplemented, amended or modified by a written document with the mutual consent of the parties to this Agreement.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

4.2 Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.3 Complete Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all previous contracts or agreements, whether oral or written, with respect to such subject matter.

4.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.5 No Third Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to expand the rights and remedies of any person or entity not party hereto against any party hereto as compared to the rights and remedies which such person or entity would have had against any party hereto had the parties hereto not consummated the transactions contemplated hereby.

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IN WITNESS WHEREOF, Sabra and Sun have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

By:	/S/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	Chairman of the Board and Chief Executive Officer

SABRA HEALTH CARE REIT, INC.

By:	/S/ RICHARD K. MATROS
Name:	Richard K. Matros
Title:	Chief Executive Officer and President